                                CERTIFICATE OF

                     RESTATED CERTIFICATE OF INCORPORATION

                                      OF

                         MATERIAL SCIENCES CORPORATION

                                 *  *  *  *  *

          James J. Waclawik, Sr., being the Vice President, Chief Financial Officer and Secretary of Material Sciences Corporation, a corporation duly organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the "Corporation"), DOES HEREBY CERTIFY as follows:

     FIRST: The Corporation filed its original Certificate of Incorporation with the Delaware Secretary of State on September 21, 1982 (as amended, the "Certificate of Incorporation") under the name of M.S.C. Merger Co.

     SECOND: The Corporation changed its name to Material Sciences Corporation on October 31, 1983 in connection with the filing of a Certificate of Merger, which merged "Material Sciences Corporation," a California corporation, with and into the Corporation.

     THIRD: The Restated Certificate of Incorporation attached hereto as Exhibit A was duly adopted by the Board of Directors of the Corporation in accordance with Section 245 of the General Corporation.

     FOURTH: In accordance with the provisions of Section 245 of the General Corporation Law of the State of Delaware, approval of the Corporation's stockholders is not required with respect to the adoption of the Restated Certificate of Incorporation.

                                 *  *  *  *  *

     IN WITNESS WHEREOF, the undersigned, being the Vice President, Chief Financial Officer and Secretary hereinabove named, for the purpose of restating and integrating the Certificate of Incorporation pursuant to the General Corporation Law of the State of Delaware, under penalty of perjury does hereby declare and certify that is the act and deed of the Corporation and the facts stated herein are true, and accordingly has hereunto signed this Certificate of Restated Certificate of Incorporation this 25th day of September, 1997.


                                               MATERIAL SCIENCES CORPORATION,
                                               a Delaware Corporation


                                          By:  /s/ James J. Waclawik, Sr.
                                               --------------------------
                                               James J. Waclawik, Sr.
                                               Vice President, Chief Financial
                                               Officer and Secretary

                                  EXHIBIT A

                     RESTATED CERTIFICATE OF INCORPORATION
                                      OF
                         MATERIAL SCIENCES CORPORATION

 Adopted in accordance with Section 245 of the General Corporation Law of the State of Delaware. This Restated Certificate of Incorporation only restates and integrates and does not further amend the provisions of the Certificate of Incorporation of this Corporation as heretofore amended or supplemented and there is no discrepancy between those provisions and the provisions of this
                    Restated Certificate of Incorporation.

The name of the corporation is Material Sciences Corporation and the name under which the corporation was originally incorporated is M.S.C. Merger Co. The date of filing of its original Certificate of Incorporation with the Secretary of
                         State was September 21, 1982.

                                --------------

                                  ARTICLE ONE

     The name of the Corporation is Material Sciences Corporation (hereinafter referred to as the "Corporation").


                                  ARTICLE TWO

     The address of the Corporation's registered office in the State of Delaware is 1209 Orange Street in the City of Wilmington, County of New Castle. The name of the Corporation's registered agent at such address is The Corporation Trust Company.


                                 ARTICLE THREE

     The nature of the business to be conducted or promoted and the purposes of the Corporation are to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware.


                                  ARTICLE FOUR

     The total number of shares of all classes of capital stock which the Corporation shall have authority to issue is 50,000,000 shares, consisting of:

               10,000,000 shares of preferred stock of the par value of $1.00 per share ("preferred stock"); and

               40,000,000 shares of common stock of the par value of $.02 per share ("common stock").

          The designations, voting powers, preferences and relative, participating, optional and other special rights, and the qualifications, limitations or restrictions thereof, of such stock shall be as follows:


                                       I
                                PREFERRED STOCK

          1. Shares of preferred stock may be issued in one or more series at such time or times, and for such consideration or considerations, as the Board of Directors may determine. All shares of any one series of preferred stock shall be identical with each other in all respects, except that shares of any one series issued at different times may differ as to dates from which dividends thereon may be cumulative. All series shall rank equally and be identical in all respects, except as permitted by the provisions of Section 2 of this Division I.

          2. The Board of Directors is expressly authorized at any time, and from time to time, to provide for the issuance of shares of preferred stock in one or more series with such voting powers, designations, preferences and relative, participating, optional or other special rights, and such qualifications, limitations or restrictions thereof, as shall be stated and expressed in the resolution or resolutions providing for the issue thereof adopted by the Board of Directors, and as are not stated and expressed in this Certificate of Incorporation (or any amendment thereto), including, but not limited to, determination of any of the following:

          (a) the distinctive designation and number of shares comprising such series, which number may (except where otherwise provided by the Board of Directors in creating such series) be increased or decreased (but not below the number of shares then outstanding) from time to time by like action of the Board of Directors;

          (b) the dividend rate or rates on the shares of such series and the preferences, if any, over any other series (or of any other series over such series) with respect to dividends; the terms and conditions upon which and the periods in respect of which dividends shall be payable, whether and upon what conditions such dividends shall be cumulative and, if cumulative, the date or dates from which dividends shall accumulate;

          (c) the voting powers, full or limited, if any, of the shares of such series, and under what conditions, if any, the shares of such series (alone or together with the shares of one or more other series having similar provisions) shall be entitled to vote separately as a class (i) for the election of one or more directors of the Corporation or (ii) upon other matters;

          (d) whether the shares of such series shall be redeemable, the limitations and restrictions with respect to such redemptions, the time or times when, the price or prices at which and the manner in which such shares shall be redeemable, including the manner of selecting shares of such series for redemption if less than all shares are to be redeemed;

          (e) the rights to which the holders of shares of such series shall be entitled, and the preferences, if any, over any other series (or of any other series over such series), upon the voluntary or involuntary liquidation, dissolution, distribution of assets or winding up of the Corporation, which rights may vary depending on whether such liquidation, dissolution, distribution or winding up is voluntary or involuntary, and, if voluntary, may vary at different dates;

          (f) whether the shares of such series shall be subject to the operation of a purchase, retirement or sinking fund, and, if so, whether and upon what conditions such purchase, retirement or sinking fund shall be cumulative or noncumulative, the extent to which and the manner in which such fund shall be applied to the purchase or redemption of the shares of such series, including the price or prices at which the shares may be purchased or redeemed, or to other corporate purposes and the terms and provisions relative to the operation thereof;

          (g) whether the shares of such series shall be convertible into or exchangeable for shares of stock of any other class or classes, or of any other series of the same class, and, if so convertible or exchangeable, the price or prices or the rate or rates of conversion or exchange and the method, if any, of adjusting the same, and any other terms and conditions of such conversion or exchange;

          (h) whether the issuance of additional shares of preferred stock shall be subject to restrictions as to issuance, or as to the powers, preferences or other rights of any other series; and

          (i) any other preferences, privileges and powers, and relative, participating, optional or other special rights, and qualifications, limitations or restrictions of such series, as the Board of Directors may deem advisable and as shall not be inconsistent with the provisions of this Certificate of Incorporation, as the same may be amended from time to time.

                           *     *     *     *     *

          The Board of Directors of the Corporation pursuant to the authority vested in it by Article Four, Division I (Preferred Stock) above has designated a series of preferred stock as follows:

          Section 1. Designation and Amount. The shares of such series shall be designated as "Series B Junior Participating Preferred Stock" (the "Series B Preferred Stock"), and the number of shares constituting such series shall be 1,000,000. Such number of shares may be increased by resolution of the Board of Directors.

          Section 2.  Dividends and Distributions.
                      ---------------------------

          (A) (i) Subject to the prior rights of any other series of Preferred Stock ranking prior to the Series B Preferred Stock as to dividends, the holders of shares of Series B Preferred Stock shall be entitled to receive, when, as and if declared by the Board of Directors out of funds legally available for the purpose, quarterly dividends payable in cash on the last day of May, August, November, and February in each year (each such date being referred to herein as a "Quarterly Dividend Payment Date"), commencing on the first Quarterly Dividend Payment Date after the first issuance of a share or fraction of a share of Series B Preferred Stock, in an amount per share (rounded to the nearest cent) equal to the greater of
     (a) $10.00 or (b) the Adjustment Number (as defined below) times the aggregate per share amount of all cash dividends, and the Adjustment Number times the aggregate per share amount (payable in kind), of all non-cash dividends or other distributions other than a dividend payable in shares of Common Stock or a subdivision of the outstanding shares of Common Stock (by reclassification or otherwise), declared on the Common Stock, par value $0.02 per share, of the Corporation (the "Common Stock") since the immediately preceding Quarterly Dividend Payment Date, or, with respect to the first Quarterly Dividend Payment Date, since the first issuance of any share or fraction of a share of Series B Preferred Stock. The "Adjustment Number" shall initially be 100. In the event the Corporation shall at any time on or after July 2, 1996 (i) declare or pay any dividend on Common Stock payable in shares of Common Stock, (ii) subdivide the outstanding shares of Common Stock (by reclassification or otherwise) into a greater number of shares of Common Stock or (iii) combine the outstanding Common Stock into a smaller number of shares, then in each such case the Adjustment Number in effect to which holders of shares of Series B Preferred Stock were entitled immediately prior to such event shall be adjusted by multiplying such Adjustment Number in effect by a fraction, the numerator of which is the number of shares of Common Stock outstanding immediately after such event and the denominator of which is the number of shares of Common Stock that were outstanding immediately prior to such event.

              (ii) The Corporation shall declare a dividend or distribution on the Series B Preferred Stock as provided in this paragraph (A) immediately after it declares a dividend or distribution on the Common Stock (other than a dividend payable in shares of Common Stock); provided that, in the event no dividend or distribution shall have been declared on the Common Stock during the period between any Quarterly Dividend Payment Date and the next subsequent Quarterly Dividend Payment Date, a dividend of $10.00 per share on the Series B Preferred Stock shall nevertheless be payable on such subsequent Quarterly Dividend Payment Date.

          (B) Dividends shall begin to accrue and be cumulative on outstanding shares of Series B Preferred Stock from the Quarterly Dividend Payment Date next preceding the date of issue of such shares of Series B Preferred Stock, unless the date of issue of such shares is prior to the record date for the first Quarterly Dividend Payment Date, in which case dividends on such shares shall begin to accrue from the date of issue of such shares, or unless the date of issue is a Quarterly Dividend Payment Date or is a date after the record date for the determination of holders of shares of Series B Preferred Stock entitled to receive a quarterly dividend and before such Quarterly Dividend Payment Date, in either of which events such dividends shall begin to accrue and be cumulative from such Quarterly Dividend Payment Date. Accrued but unpaid dividends shall not bear interest. Dividends paid on the shares of Series B Preferred Stock in an amount less than the total amount of such dividends at the time accrued and payable on such shares shall be allocated pro rata on a-share-by-share basis among all such shares at the time outstanding. The Board of Directors may fix a record date for the determination of holders of shares of Series B Preferred Stock entitled to receive payment of a dividend or distribution declared thereon, which record date shall be no more than 60 days prior to the date fixed for the payment thereof.

          Section 3. Voting Rights. The holders of shares of Series B Preferred Stock shall have the following voting rights:

          (A) Each share of Series B Preferred Stock shall entitle the holder thereof to a number of votes equal to the Adjustment Number on all matters submitted to a vote of the stockholders of the Corporation.

          (B) Except as otherwise provided herein, in the Corporation's Certificate of Incorporation, as amended, or by-laws, as amended, or by law, the holders of shares of Series B Preferred Stock and the holders of shares of Common Stock shall vote together as one class on all matters submitted to a vote of stockholders of the Corporation.

          (C) (i) If at any time dividends on any shares of Series B Preferred Stock shall be in arrears in an amount equal to at least six quarterly dividends thereon, the occurrence of such contingency shall mark the beginning of a period (herein called a "default period") which shall extend until such time when all accrued and unpaid dividends for all previous quarterly dividend periods and for the current quarterly dividend period on all shares of Series B Preferred Stock then outstanding shall have been declared and paid or set apart for payment. During each default period, the holders of Preferred Stock (including holders of the Series B Preferred Stock) upon which these or like voting rights have been conferred and are exercisable (the "Voting Preferred Stock") with dividends in arrears in an amount equal to six quarterly dividends thereon voting as a class, irrespective of series, shall have the right to elect two Directors.

               (ii) During any default period, such voting right of the holders of Series B Preferred Stock may be exercised initially at a special meeting called pursuant to subparagraph (iii) of this Section 3(C) or at any annual meeting of stockholders, and thereafter at annual meetings of stockholders, provided that neither such voting right nor the right of the holders of Series B Preferred Stock as hereinafter provided to increase in certain cases the authorized number of Directors shall be exercised unless the holders of one-third in number of shares of Voting Preferred Stock outstanding shall be present in person or by proxy. The absence of a quorum of the holders of Common Stock shall not affect the exercise by the holders of Voting Preferred Stock of such voting right. At any meeting at which the holders of Voting Preferred Stock shall initially exercise such voting right during an existing default period, they shall have the right, voting separately as a class, to elect Directors to fill such vacancies, if any, in the Board of Directors as may then exist up to two Directors or, if such voting right is exercised at an annual meeting, to elect two Directors. If the number of Directors which may be otherwise elected at any annual meeting or a special meeting does not permit the holders of the Voting Preferred Stock to elect two Directors as provided herein, the holders of Voting Preferred Stock, voting separately as a class, shall have the right to make such increase in the number of Directors as shall be necessary to permit the election by them of the required number. After the holders of Voting Preferred Stock shall have exercised their right to elect Directors in any default period and during the continuance of such default period, the number of Directors shall not be increased or decreased except with the approval of the holders of Voting Preferred Stock voting separately as a class.

               (iii) Unless the holders of Voting Preferred Stock shall, during an existing default period, have previously exercised their right to elect Directors, the Board of Directors may order, or any stockholder or stockholders owning in the aggregate not less than 10% of the total number of shares of Voting Preferred Stock then outstanding may request the calling of a special meeting of the holders of Voting Preferred Stock, which meeting shall thereupon be called by the Chairman and Chief Executive Officer, any Vice President or the Secretary of the Corporation. Notice of any such meeting and of any annual meeting at which holders of Voting Preferred Stock are entitled to specially elect Directors pursuant to this paragraph (C) shall be given to each holder of record of Voting Preferred Stock by mailing a copy of such notice to him at his last address as the same appears on the books of the Corporation. Such meeting shall be called for a time not earlier than 20 days and not later than 60 days after such request, or in default of the calling of such meeting within 60 days after such order or request such meeting may be called on similar notice by any stockholder or stockholders owning in the aggregate not less than 10% of the total number of shares of Voting Preferred Stock then outstanding. Notwithstanding the provisions of this paragraph
          (C)(iii), no such special meeting shall be called during the period within 60 days immediately preceding the date fixed for the next annual meeting of the stockholders.

               (iv) During any default period after the holders of Voting Preferred Stock shall have exercised their rights to elect Directors voting as a class, (x) the Directors so elected by the holders of Voting Preferred Stock shall continue in effect until their successors shall have been elected by such holders or until the expiration of the default period, and (y) any vacancy in the Board of Directors may be filled by vote of a majority of the remaining Directors theretofore elected by the holders of the class or classes of stock which elected the Director whose office shall have become vacant. References in this paragraph (C) to Directors elected by the holders of a particular class or classes of stock shall include Directors elected by such Directors to fill vacancies as provided in clause (y) of the foregoing sentence.

               (v) Immediately upon the expiration of a default period, (x) the right of the holders of Voting Preferred Stock as a class to elect two Directors shall cease, (y) the term of any Directors so elected by the holders of Voting Preferred Stock as a class shall terminate and (z) the number of Directors shall be such number as may be provided for in the Corporation's by-laws, as amended, or the Certificate of Incorporation, as amended, without regard to any increase made pursuant to the provisions of paragraph (C) of this Section 3 (such number being subject, however, to change thereafter in any manner provided by law or in the Certificate of Incorporation or the by-
          laws). Any vacancies in the Board of Directors effected by the Provisions of clauses (y) and (z) in the preceding sentence may be filled by a majority of the remaining Directors.

          (D) Except as set forth herein, holders of Series B Preferred Stock shall have no special voting rights and their consent shall not be required (except to the extent they are entitled to vote with holders of Common Stock as set forth herein) for taking any corporate action.

          Section 4.  Certain Restrictions.
                      --------------------

          (A) Whenever quarterly dividends or other dividends or distributions payable on the Series B Preferred Stock as provided in Section 2 are in arrears, thereafter and until all accrued and unpaid dividends and distributions, whether or not declared, on shares of Series B Preferred Stock outstanding shall have been paid in full, the Corporation shall not:

               (i) declare or pay dividends on, make any other distributions on, or redeem or purchase or otherwise acquire for consideration, any shares of stock ranking junior (either as to dividends or upon liquidation dissolution or winding up) to the Series B Preferred Stock;

               (ii) declare or pay dividends on or make any other distributions on any shares of stock ranking on a parity (either as to dividends or upon liquidation, dissolution or winding up) with the Series B Preferred Stock, except dividends paid ratably on the Series B Preferred Stock and all such parity stock on which dividends are payable or in arrears in proportion to the total amounts to which the holders of all such shares are then entitled;

               (iii) redeem or purchase or otherwise acquire for consideration any shares of any stock ranking on junior (either as to dividends or upon liquidation, dissolution or winding up) to the Series B Preferred Stock, except the Corporation may at any time redeem, purchase or otherwise acquire shares of any such junior stock in exchange for shares of any stock of the Corporation ranking junior (both as to dividends and upon dissolution liquidation or winding up) to the Series B Preferred Stock; or

               (iv) purchase or otherwise acquire for consideration any shares of Series B Preferred Stock, or any shams of stock ranking on a parity with the Series B Preferred Stock, except in accordance with a purchase offer made in writing or by publication (as determined by the Board of Directors) to all holders of such shams upon such terms as the Board of Directors, after consideration of the respective annual dividend rates and other relative rights and preferences of the respective series and classes, shall determine in good faith will result in fair and equitable treatment among the respective series or classes.

          (B) The Corporation shall not permit any subsidiary of the Corporation to purchase or otherwise acquire for consideration any shares of stock of the Corporation unless the Corporation could, under paragraph
     (A) of this Section 4, purchase or otherwise acquire such shares at such time and in such manner.

          Section 5. Reacquired Shares. Any shares of Series B Preferred Stock purchased or otherwise acquired by the Corporation in any manner whatsoever shall be retired and canceled promptly after the acquisition thereof. All such shares shall upon their cancellation become authorized but unissued shares of preferred stock and may be reissued as part of a new series of preferred stock to be created by resolution or resolutions of the Board of Directors subject to the conditions and restrictions on issuance set forth in the Certificate of Incorporation.

          Section 6. Liquidation, Dissolution or Winding Up. Upon any liquidation, dissolution or winding up of the Corporation, no distribution shall be made (A) to the holders of shares of stock ranking junior (either as to dividends or upon liquidation, dissolution or winding up) to the Series B Preferred Stock unless, prior thereto, the holders of shares of Series B Preferred Stock shall have received the greater of (i) $100 per share, plus an amount equal to accrued and unpaid dividends and distributions thereon, whether or not declared, to the date of such payment, and (ii) an aggregate amount per share equal to the Adjustment Number (as adjusted from time to time pursuant to Section 2(A) hereof) times the aggregate amount to be distributed per share to holders of Common Stock, or (B) to the holders of stock ranking on a parity (either as to dividends or upon liquidation, dissolution or winding up) with the Series B Preferred Stock, except distributions made ratably on the Series B Preferred Stock and all other such parity stock in proportion to the total amounts to which the holders of all such shares are entitled upon such liquidation, dissolution or winding up.

          Section 7. Consolidation, Merger, etc. In case the Corporation shall enter into any consolidation, merger, combination or other transaction in which the shares of Common Stock are exchanged for or changed into other stock, securities, cash or other property, then in any such case the shares of Series B Preferred Stock then outstanding shall at the same time be similarly exchanged or changed in an amount per share equal to the Adjustment Number (as adjusted from time to time pursuant to Section 2(A) hereof) times the aggregate amount of stock, securities, cash or other property (payable in kind), as the case may be, into which or for which each share of Common Stock is changed or exchanged.

          Section 8. No Redemption. The shares of Series B Preferred Stock shall not be redeemable.

          Section 9. Ranking. The Series B Preferred Stock shall rank junior to, or pari passu with, all other series of the Corporation's Preferred Stock subsequently issued, with respect to the payment of dividends and the distribution of assets, unless the terms of any such series shall provide otherwise, and shall rank senior to the Common Stock as to such matters.

          Section 10. Amendment. The Certificate of Incorporation of the Corporation, as heretofore amended, shall not be amended in any manner which would materially alter or change the powers, preferences or special rights of the Series B Preferred Stock so as to affect them adversely without the affirmative vote of the holders of at least two-thirds of the outstanding shares of Series B Preferred Stock, voting together as a single class.


                           *     *     *     *     *


                                      II
                                 COMMON STOCK

          1. Shares of common stock may be issued in one or more series at such time or times, and for such consideration or considerations, as the Board of Directors shall determine. The Board of Directors is hereby authorized to fix, state and establish, in the resolution or resolutions providing for the issuance of any wholly unissued series of common stock, the relative powers, rights, designations, preferences, qualifications, limitations and restrictions of such series in relation to any other series of common stock at the time outstanding. The Board of Directors is also expressly authorized to fix the number of shares of each such series, but not below the number of shares thereof then outstanding. The authority of the Board of Directors with respect to each series of common stock shall include (without limitation) the determination of the following:

          (a) the dividend rate on the shares of each series, whether dividends shall be cumulative, and, if so, from which date or dates, the relative rights of priority, if any, with respect to the payment of dividends on the shares of each such series;

          (b) whether the shares of one or more series shall have voting rights (other than the voting rights provided by law) and, if so, the terms of such voting rights;

          (c) whether the shares of one or more series shall have conversion privileges, and, if so, the terms and conditions of such conversion, including provision for adjustment of the conversion rate upon the occurrence of such events as the Board of Directors may prescribe;

          (d) the rights of the shares of each series in the event of voluntary or involuntary liquidation, dissolution or winding up of the Corporation, and the relative rights of priority, if any, with respect to the distribution of assets on the shares of each such series; and

          (e) any other preferences, privileges and powers, and relative, participating, optional or other special rights, and qualifications, limitations or restrictions of such series, as the Board of Directors may deem advisable and as shall not be inconsistent with the provisions of this Certificate of Incorporation, as the same may be amended from time to time.

          2. Notwithstanding the foregoing, each holder of common stock or any series of common stock shall be entitled to cast, at all elections of directors of the Corporation, as many votes as shall equal the number of votes which such holder would (except for this cumulative voting provision) be entitled to cast for the election of directors with respect to the shares so held, multiplied by the number of directors to be elected by such holder, and such holder may cast all of such votes for a single director or may distribute the votes among two or more of the directors as the holder deems appropriate.


                           *     *     *     *    *

          The Board of Directors of the Corporation pursuant to the authority vested in it by Article Four, Division II (Common Stock) above has designated a series of common stock as follows:

          Section 1. Designation of Series. There is hereby established a series of common stock, designated Common Stock, which shall have a par value of $.02 per share.

          Section 2. Number of Shares of Common Stock. The number of shares constituting the Common Stock is fixed at 40,000,000.

          Section 3.  Dividend Provisions.

          (a) The holders of outstanding shares of Common Stock shall be entitled to receive, when and as declared by the Board of Directors, out of assets at the time legally available therefore, dividends at the rate determined by the Board of Directors.

          (b) The dividends authorized by subparagraph (a) of this Section 3 shall not be cumulative, and no rights shall accrue to the holders of outstanding shares of Common Stock by reason of the fact that such dividends may not have been paid or declared and set aside for payment in any prior fiscal quarter or quarters of the Corporation.

          Section 4.  Liquidation Preference.

          (a) In the event of any liquidation, dissolution or winding up of this Corporation, either voluntary or involuntary, the holders of shares of Common Stock shall be entitled to receive an amount per share equal to the sum of (i) $5.00 for each outstanding share of Common Stock and (ii) all declared but unpaid dividends thereon.

          (b) If the assets available for distribution are, upon the occurrence of an event specified in subparagraph (a) of this Section 4, insufficient to permit the payment to the holders of Common Stock of the full preferential amount to which they are entitled pursuant to such subparagraph, then the entire amount of assets of this Corporation legally available for distribution to the holders of Common Stock shall be distributed ratably among holders of the Common Stock only, in proportion to the number of shares of Common Stock held by each of them.

          (c) Should any assets remain in this Corporation upon completion of the distributions required by subparagraph (a) of this Section 4, then the holders of Common Stock shall be entitled to a distribution of such remaining assets.

          (d)  The liquidation preferences and rights provided under this
     Section 4 to the holders of Common Stock by reason of their ownership thereof shall be appropriately adjusted by the Board of Directors in the event of any stock split, stock dividend or similar capital transaction affecting the number of outstanding shares of Common Stock without the Corporation's receipt of consideration therefor.

          Section 5.   Voting Rights.  The holder of each share of Common
Stock shall have the right to one vote, for each share of Common Stock held, on all matters requiring shareholder approval under the law of this Corporation's state of incorporation. Notwithstanding the foregoing, each holder of shares of Common Stock shall be entitled to cast, at all elections of directors of this Corporation, as many votes as shall equal the number of votes which such holder would (except for this cumulative voting provision) be entitled to cast for the election of directors with respect to the shares so held, multiplied by the number of directors to be elected by such holder, and such holder may cast all of such votes for a single director or may distribute the votes among two or more of the directors as the holder deems appropriate.


                           *     *     *     *     *


                                      III
                                OTHER PROVISIONS

          No holder of the capital stock of the Corporation shall have the right as such holder to purchase or subscribe for any security of the Corporation now or hereafter authorized or issued. All such securities may be issued and disposed of by the Board of Directors to such persons, firms, corporations and associations for such lawful considerations, and on such terms, as the Board of Directors in its discretion may determine, without first offering the same, or any part thereof, to the holders of any shares of the capital stock of the Corporation.

                                 ARTICLE FIVE

     No action required to, or which may, be taken at an annual or special meeting of stockholders of the Corporation may be taken without a meeting, and the power of the stockholders of the Corporation to act by written consent, whether pursuant to Section 228 of the General Corporation Law of the State of Delaware or otherwise, is specifically denied.


                                  ARTICLE SIX

     Special meetings of the stockholders, for any purpose or purposes, unless otherwise prescribed by statute or by the Certificate of Incorporation, may be called by the Chairman of the Board, in his discretion, and shall be called by the Chairman of the Board or the Secretary at the request in writing of a majority of the directors then holding office, or at the request in writing of stockholders owning at least the number of shares of the Corporation issued and outstanding and entitled to cast a majority of the votes at such meeting. Any such written request shall state the purpose or purposes of the proposed meeting.


                                 ARTICLE SEVEN

     1. In addition to any affirmative vote required by law or this Certificate of Incorporation, the affirmative vote of the holders of that number of the then outstanding shares of the capital stock of the Corporation entitled to vote generally in the election of directors (the "Voting Stock"), voting together as a single class (it being understood that for purposes of this Article Seven, each share of Voting Stock shall have the number of votes granted to it pursuant to Article Four of this Certificate of Incorporation), which equals at least the sum of (i) the number of outstanding shares of Voting Stock of the Corporation beneficially owned by a "Related Person" (as defined in this Article Seven) plus (ii) one half of the number of outstanding shares of Voting Stock of the Corporation held by stockholders other than a Related Person, shall be required for the approval or authorization of a "Business Combination" (as defined in this Article Seven) of the Corporation with a Related Person; provided, however, that the foregoing voting requirement shall not be applicable (and only such affirmative vote as is required by law or any other provision of this Certificate of Incorporation shall be applicable) if:

          (a) the "Continuing Directors" (as defined in this Article Seven) of the Corporation by a majority affirmative vote (i) have expressly approved the acquisition of the outstanding shares of Voting Stock of the Corporation that caused the Related Person involved in the Business Combination to become a Related Person or (ii) have expressly approved the Business Combination; or

          (b) the Business Combination is solely between the Corporation and another corporation, fifty percent or more of the voting stock of which is owned by the Corporation and none of which is owned by the Related Person; provided that if the Corporation is not the surviving entity, each stockholder of the Corporation receives the same type of consideration in such transaction in proportion to the number of shares owned and the provisions of Articles Five through Seven (inclusive) and Article Eleven hereof are continued in effect or adopted by such surviving corporation as part of its articles of incorporation or certificate of incorporation, as the case may be, without any change; or

          (c) the Business Combination is a merger or consolidation and the cash or fair market value (as determined by the Continuing Directors) of the property, securities or other consideration to be received per share pursuant to the Business Combination by:

               (i) holders of shares of the Corporation's common stock, $.02 par value per share and designated by the Board of Directors as "Common Stock" pursuant to a Certificate filed September 30, 1982, is not less than the highest of (1) the highest per share price (including any brokerage commissions, transfer taxes and soliciting dealers' fees) paid by the Related Person involved in the Business Combination in acquiring any of its holdings of the Corporation's common stock, $.02 par value per share and so designated as "Common Stock", (2) an amount that bears the same percentage relationship to the market price of the Corporation's common stock, $.02 par value per share and so designated as "Common Stock", immediately prior to the announcement of such Business Combination as the highest per share price determined in clause (1) above bears to the market price of the Corporation's common stock, $.02 par value per share and so designated as "Common Stock", immediately prior to the commencement of the acquisition of the Corporation's Voting Stock that caused such Related Person to become a Related Person, or (3) if the Business Combination is announced or effected on or prior to May 31, 1986, $12.63;

               (ii) holders of shares of any other series of the corporation's common stock is not less than the highest of (1) the highest per share price (including any brokerage commissions, transfer taxes and soliciting dealers fees) paid by the Related Person involved in the Business Combination in acquiring any holdings of shares of such series of the Corporation's common stock, (2) in the case of any series which is convertible into shares of the Corporation's common stock, $.02 par value per share and designated by the Board of Directors as "Common Stock" pursuant to a Certificate filed September 30, 1982, a per share price determined by multiplying the per share price applicable to shares of the Corporation's common stock, $.02 par value per share and so designated as "Common Stock", pursuant to subparagraph l(c)(i) of this Article Seven by an amount equal to the number of shares of the Corporation's common stock, $.02 par value per share and so designated as "Common Stock," into which one share of such other series of the Corporation's common stock may be converted, whether or not such conversion is subject to the occurrence of any event, or (3) an amount that bears the same percentage relationship to the market price of shares of such other series of the Corporation's common stock immediately prior to the announcement of such Business Combination as the highest per share price determined in clause (1) above bears to the market price of shares of such other series of the Corporation's common stock immediately prior to the commencement of the acquisition of the Corporation's Voting Stock that caused such Related Person to become a Related Person; and

               (iii) holders of shares of any other class of Voting Stock is not less than the highest of (1) the highest per share price (including any brokerage commissions, transfer taxes and soliciting dealers' fees) paid by the Related Person involved in the Business Combination in acquiring any holdings of any such class of Voting Stock, (2) if applicable, the highest preferential amount per share to which the holders of shares of such event of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation, or (3) an amount that bears the same percentage relationship to the market price of shares of any such class of Voting Stock immediately prior to the announcement of such Business Combination as the highest per share price determined in clause (1) above bears to the market price of shares of any such class of Voting Stock immediately prior to the commencement of the acquisition of the Corporation's Voting Stock that caused such Related Person to become a Related Person.

     Appropriate adjustments shall be made with respect to clauses (i), (ii) and
     (iii) above for recapitalizations and for stock splits, stock dividends, and like distributions.

          2.   For the purpose of this Article Seven:

          (a) The term "Business Combination" shall mean:

               (i) any merger or consolidation of the Corporation with or into a Related Person;

               (ii) any sale, lease, exchange, transfer or other disposition, including, without limitation, a mortgage or any other security device, of all or any Substantial Part (as defined in this Article Seven) of the assets of the Corporation (including, without limitation, any voting securities of a subsidiary) or of the assets of a subsidiary of the Corporation, to a Related Person in one transaction or a series of transactions;

               (iii) any merger or consolidation of a Related Person with or into the Corporation or a subsidiary of the Corporation;

               (iv) any sale, lease, exchange, transfer or other disposition of all or any Substantial Part of the assets of a Related Person to the Corporation or a subsidiary of the Corporation;

               (v) the issuance of any securities of the Corporation or a subsidiary of the Corporation to a Related Person;

               (vi) the acquisition by the Corporation or a subsidiary of the Corporation of any securities issued by a Related Person;

               (vii) any reclassification of securities, recapitalization or other transaction designed to decrease the number of holders of the Corporations voting securities remaining, if there is a Related Person;

               (viii) the adoption of any plan or proposal for the liquidation or dissolution of the Corporation proposed by or on behalf of the Related Person; or

               (ix) any agreement, contract or other arrangement providing for any transaction herein described in clauses (i) to (viii) of this definition of Business Combination.

          (b) The term "Related Person" shall mean and include any individual, corporation, partnership or other person or entity which, together with its "Affiliates" and "Associates" (as those terms are defined as of September 24, 1984, in Rule 12b-2 of the General Rules and Regulations promulgated under the Securities Exchange Act of 1984), in the aggregate, beneficially owns twenty percent or more of the outstanding shares of Voting Stock of the Corporation, and shall mean and include any Affiliate or Associate of such Related Person.

          (c) The term "Substantial Part" shall mean more than thirty percent of the fair market value of the total assets of the Corporation in question at the end of the Corporations most recent fiscal year ending prior to the time said determination is made.

          (d) The term "Continuing Director" shall mean a director who was a member of the Board of Directors of the Corporation immediately prior to the time the Related Person involved in a Business Combination became a Related Person.

          (e) For the purposes of subparagraph l(c) of this Article Seven, the term "other consideration to be received" shall include, without limitation, capital stock of the Corporation retained by its existing public stockholders in the event of a Business Combination in which the Corporation is the surviving corporation.

          (f) For the purposes of this Article Seven, any corporation, person or other entity shall be deemed to be the beneficial owner of any shares of the Voting Stock of the Corporation:

               (i) which such corporation, person or other entity beneficially owns,

               (ii) which such corporation, person or other entity has the right (whether or not such right is immediately exercisable) to acquire pursuant to any agreement, or upon exercise of conversion rights, warrants or options, or otherwise,

               (iii) which are beneficially owned, directly or indirectly (including shares deemed owned through application of clause (ii) above), (A) by any Affiliate or Associate of such corporation, person or other entity, or (B) by any corporation, person or other entity acting in concert with it, or

               (iv) which are beneficially owned, directly or indirectly (including shares deemed owned through application of clause (ii) above), by any corporation, person or other entity with which it or any Affiliate or Associate of it or any corporation, person or other entity acting in concert with it or with any Affiliate or Associate of it, has any agreement, arrangement or understanding with respect to acquiring, holding, voting or disposing of the Voting Stock of the Corporation.

          For the purposes of this Article Seven, the outstanding shares of any class of stock of the Corporation shall include shares deemed owned by a Related Party through application but shall not include any other shares which may be issuable pursuant to any agreement, or upon exercise of conversion rights, warrants or options, or otherwise.

          3. On the basis of information known to the Corporation, the Continuing Directors, by a majority affirmative vote shall make all determinations to be made under this Article Seven, including whether (i) a corporation, person or other entity beneficially owns more than twenty percent of the outstanding shares of the Voting Stock of the Corporation, or (ii) a corporation, person or other entity has the right to acquire shares of the Voting Stock of the Corporation, or (iii) a corporation, person or other entity is an Affiliate or Associate of another, or (iv) a corporation, person or other entity has any agreement, arrangement or understanding with respect to acquiring, holding voting or disposing of the Voting Stock of the Corporation, or (v) a corporation, person or other entity is acting in concert with any other corporation, person or other entity, or (vi) a per share consideration proposed to be paid meets the conditions of subparagraphs l(c)(i), (ii) and (iii) of this Article Seven; and all such determinations shall be conclusive.

          4. The affirmative vote required by this Article Seven is required notwithstanding the fact that no vote may be required, or that some lesser percentage may be specified by law or in any agreement with any national securities exchange or otherwise.

          5. The provisions set forth at this Article Seven may not be repealed or amended in any respect, unless such action is approved by the affirmative vote of the holders of that number of the then outstanding shares of the Voting Stock of the Corporation, voting together as a single class, which equals at least the sum of (i) the number of outstanding shares of Voting Stock of the Corporation beneficially owned by a Related Person plus (ii) one-half of the number of outstanding shares of Voting Stock of the Corporation held by stockholders other than a Related Person.


                                 ARTICLE EIGHT

          The Board of Directors is authorized to make, alter or repeal the By-laws of the Corporation. Election of directors need not be by written ballot.

                                 ARTICLE NINE

          The Corporation shall indemnify any person against any liability arising by reason of the fact that he is or was a director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another enterprise, to the fullest extent allowed under the General Corporation Law of the State of Delaware.

                                  ARTICLE TEN

          In addition to any other requirements for amendments to the Certificate of Incorporation, no amendment to the Certificate of Incorporation shall amend, alter, change or repeal any of the provisions of Article Five, Article Six, Article Nine, or this Article Ten, unless the amendment effecting such amendment, alteration, change or repeal shall be approved by the affirmative vote of the holders of that number of the then outstanding shares of the "Voting Stock" (as such term is defined in Article Seven hereof) of the Corporation, voting together as a single class (it being understood that for purposes of this Article Ten, each share of Voting Stock shall have the number of votes granted to it pursuant to Article Four of this Certificate of Incorporation), which equals at least the sum of (i) the number of outstanding shares of Voting Stock of the Corporation beneficially owned by a "Related Person" (as such term is defined and determined in Article Seven hereof) plus
(ii) one-half of the number of outstanding shares of Voting Stock of the Corporation held by stockholders other than a Related Person.


                                ARTICLE ELEVEN

          A director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the General Corporation Law of the State of Delaware, or (iv) for any transaction from which the director derived an improper personal benefit. If the General Corporation Law of the State of Delaware is amended after approval by the stockholders of this Article to authorize corporate action further eliminating or limiting the personal liability of directors then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the General Corporation Law of the State of Delaware as so amended. Any repeal or modification of this Article by the stockholders of the Corporation shall not adversely affect any right or protection of a director of the Corporation existing at the time of such repeal or modification.